Exhibit 99.1

Company Contact:	Bruce Thomas
Vice President, Investor Relations
Quiksilver, Inc.
+1 (714) 889-2200

Quiksilver, Inc. Reports First Quarter Fiscal 2012 Financial Results

—	Revenues of $450 million grew 6% compared to Q1 last year
—	Company earned pro-forma Adjusted EBITDA of $19.5 million for the quarter

Huntington Beach, California, March 8, 2012—Quiksilver, Inc. (NYSE:ZQK) today announced operating results for the first fiscal quarter ended January 31, 2012. Revenues grew 5% to $449.6 million as compared to $426.5 million in the first quarter of fiscal 2011 and grew 6% in constant currency. The company earned pro-forma Adjusted EBITDA of $19.5 million in the quarter compared to $28.2 million in the first quarter of fiscal 2011. The net loss was $22.6 million, or $0.14 per share, while the pro-forma loss, which excludes $1.9 million of net after-tax severance charges, was $20.7 million or $0.13 per share. A reconciliation of GAAP results to pro-forma results is provided in the accompanying tables.

Robert B. McKnight, Jr., Chairman of the Board, Chief Executive Officer and President of Quiksilver, Inc., commented, “We’re very pleased with our solid first quarter results. Our top line growth was driven by continued strong retail performance with positive comparable store sales in all three regions. We’ve known for some time that the first half of fiscal 2012 would present some challenges to our business given the higher sourcing costs we began to encounter in the second half of 2011. But despite these pressures, demand for our products remains strong in both established and emerging markets. We’re also making good progress on the long-term growth initiatives in which we’ve invested. In addition, we’ve identified significant opportunities for cost reductions through further globalization of our operations. All things considered, we remain well positioned to deliver both revenue growth and profit expansion in fiscal 2012, the first year of our 5-year plan to increase annual revenues by 50% to $3 billion and to double our annual EBITDA to $400 million.”

Net revenues in the Americas increased 6% during the first quarter of fiscal 2012 to $205.4 million from $193.8 million in the first quarter of fiscal 2011. In constant currency, European segment net revenues increased 4% in the first quarter of fiscal 2012 compared to the prior year. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 2% to $168.9 million from $165.2 million in the first quarter of fiscal 2011. In constant currency, Asia/Pacific segment net revenues increased 8% in the first quarter of fiscal 2012 compared to the prior year. As measured in U.S. dollars and reported in the financial statements, Asia/Pacific net revenues increased 11% to $74.6 million as compared to $67.0 million in the first quarter of fiscal 2011. Please refer to the accompanying tables in order to better understand the impact of foreign currency exchange rates on revenue trends in the European and Asia/Pacific segments.

Q1 Highlights

•	The company’s revenues grew in all three of its geographic regions for the first time since Q2 of fiscal 2008.

•	First quarter same store sales in Quiksilver’s company-owned retail business grew 11% in the Americas region, 9% in Europe and 3% in the Asia Pacific region.

•	Consumers shopped Quiksilver’s on-line web sites in record numbers as the company’s first quarter E-Commerce revenues more than doubled in comparison to the first quarter of fiscal 2011.

Quiksilver, Inc. Reports First Quarter Fiscal 2012 Financial Results

March 8, 2012

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Quiksilver opened its first Mountain Boardriders store in Chamonix, France. The new shop in the heart of the French Alps offers a diverse line of products representing each of the company’s brands including a complete wintersports clothing collection, snowboards and boots, accessories, eyewear, watches, and in-season casuals. The store will also carry a collection for active summer outdoor sports at this Alpine destination.

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Four-time World Champion and Quiksilver team rider and brand ambassador Stephanie Gilmore kicked-off the Women’s ASP (Association of Surfing Professionals) 2012 season in style by winning the Roxy Pro Gold Coast at Snapper Rocks in Queensland, Australia.

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DC added two of the largest names in skateboarding to the DC Pro Skate Team in January when they signed Battle at the Berrics winner Mike Mo Capaldi and two-time Street League champion and 2011 X Games XVII gold medalist Nyjah Huston.

About Quiksilver:

Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, footwear, accessories, snowboards and related products. The company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage.

The reputation of Quiksilver’s brands is based on outdoor action sports. The company’s Quiksilver, Roxy, DC, Lib Tech and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding.

The company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores, select department stores and over the internet. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz, France, and its Asia/Pacific headquarters are in Torquay, Australia.

Forward looking statements:

This press release contains forward-looking statements including but not limited to statements regarding the company’s revenue, profit and EBITDA expectations and plans, new growth initiatives and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at

www.quiksilver.com, www.roxy.com, www.dcshoes.com, www.lib-tech.com and www.hawkclothing.com.

Quiksilver, Inc. Reports First Quarter Fiscal 2012 Financial Results

March 8, 2012

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended January 31,
In thousands, except per share amounts	2012	2011
Revenues, net	$449,621	$426,450
Cost of goods sold	221,671	202,980

Gross profit	227,950	223,470

Selling, general and administrative expense	230,415	210,436

Operating (loss) income	(2,465)	13,034

Interest expense	15,045	28,968
Foreign currency gain	(1,850)	(2,109)

Loss before provision for income taxes	(15,660)	(13,825)

Provision for income taxes	5,250	1,251

Net loss	(20,910)	(15,076)
Less: net income attributable to non-controlling interest	(1,695)	(1,192)

Net loss attributable to Quiksilver, Inc.	$(22,605)	$(16,268)

Net loss per share attributable to Quiksilver, Inc.	$(0.14)	$(0.10)

Net loss per share attributable to Quiksilver, Inc., assuming dilution	$(0.14)	$(0.10)

Weighted average common shares outstanding	163,363	161,614

Weighted average common shares outstanding, assuming dilution	163,363	161,614

Quiksilver, Inc. Reports First Quarter Fiscal 2012 Financial Results

March 8, 2012

CONSOLIDATED BALANCE SHEETS (Unaudited)

In thousands	January 31, 2012	January 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$94,435	$177,192
Trade accounts receivable, less allowance for doubtful accounts of $44,126 (2012) and $44,558 (2011)	321,785	287,458
Other receivables	23,226	35,404
Inventories	412,291	309,561
Deferred income taxes – short-term	23,844	40,110
Prepaid expenses and other current assets	33,602	27,550

Total current assets	909,183	877,275
Fixed assets, net	235,537	217,929
Intangibles, net	137,364	139,958
Goodwill	267,131	330,266
Other assets	58,981	50,479
Deferred income taxes – long-term	108,469	81,510

Total assets	$1,716,665	$1,697,417

LIABILITIES & EQUITY

Current liabilities:
Lines of credit	$6,267	$15,540
Accounts payable	225,439	211,148
Accrued liabilities	109,182	109,172
Current portion of long-term debt	4,444	5,594
Income taxes payable	14,553	719

Total current liabilities	359,885	342,173
Long-term debt	729,234	697,043
Other long-term liabilities	36,350	56,524

Total liabilities	1,125,469	1,095,740
Equity:
Common stock	1,683	1,675
Additional paid-in capital	539,387	518,347
Treasury stock	(6,778)	(6,778)
Accumulated deficit	(55,170)	(27,575)
Accumulated other comprehensive income	96,367	105,747

Total Quiksilver, Inc. stockholders’ equity	575,489	591,416
Non-controlling interest	15,707	10,261

Total equity	591,196	601,677

Total liabilities & equity	$1,716,665	$1,697,417

Quiksilver, Inc. Reports First Quarter Fiscal 2012 Financial Results

March 8, 2012

Information related to operating segments is as follows (unaudited):

	Three Months Ended January 31,
In thousands	2012	2011

Revenues, net:
Americas	$205,408	$193,790
Europe	168,874	165,199
Asia/Pacific	74,593	67,001
Corporate operations	746	460

	$449,621	$426,450

Gross Profit:
Americas	$87,928	$89,466
Europe	101,772	97,300
Asia/Pacific	38,140	36,633
Corporate operations	110	71

	$227,950	$223,470

SG&A Expense:
Americas	$89,481	$82,994
Europe	86,096	80,417
Asia/Pacific	37,239	34,830
Corporate operations	17,599	12,195

	$230,415	$210,436

Operating (Loss) Income:
Americas	$(1,553)	$6,472
Europe	15,676	16,883
Asia/Pacific	901	1,803
Corporate operations	(17,489)	(12,124)

	$(2,465)	$13,034

Quiksilver, Inc. Reports First Quarter Fiscal 2012 Financial Results

March 8, 2012

GAAP TO PRO-FORMA RECONCILIATION (Unaudited)

	Three Months Ended January 31,
In thousands, except per share amounts	2012	2011
Net loss attributable to Quiksilver, Inc.	$(22,605)	$(16,268)
Restructuring charges (credits), net of tax of $0 (2012) and $0 (2011)	1,873	(2,118)
Non-cash interest charges, net of tax of $0 (2012) and $4,618 (2011)	—	10,691

Pro-forma loss	$(20,732)	$(7,695)

Pro-forma loss per share	$(0.13)	$(0.05)

Pro-forma loss per share, assuming dilution	$(0.13)	$(0.05)

Weighted average common shares outstanding	163,363	161,614

Weighted average common shares outstanding, assuming dilution	163,363	161,614

Quiksilver, Inc. Reports First Quarter Fiscal 2012 Financial Results

March 8, 2012

ADJUSTED EBITDA and PRO-FORMA ADJUSTED EBITDA RECONCILIATION

(Unaudited)

	Three Months Ended January 31,
Amounts in thousands	2012	2011
Net loss attributable to Quiksilver, Inc.	$(22,605)	$(16,268)
Provision for income taxes	5,250	1,251
Interest expense	15,045	28,968
Depreciation and amortization	12,962	14,000
Non-cash stock-based compensation expense	6,977	2,410

Adjusted EBITDA	$17,629	$30,361
Restructuring charges (credits)	1,873	(2,118)

Pro-forma Adjusted EBITDA	$19,502	$28,243

Definition of Adjusted EBITDA:

Adjusted EBITDA is defined as net income (loss) attributable to Quiksilver, Inc. before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense and (v) asset impairments. Adjusted EBITDA is not defined under generally accepted accounting principles (“GAAP”), and it may not be comparable to similarly titled measures reported by other companies. We use Adjusted EBITDA, along with other GAAP measures, as a measure of profitability because Adjusted EBITDA helps us to compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets, the accounting methods used to compute depreciation and amortization, the existence or timing of asset impairments and the effect of non-cash stock-based compensation expense. We believe EBITDA is useful to investors as it is a widely used measure of performance and the adjustments we make to EBITDA provide further clarity on our profitability. We remove the effect of non-cash stock-based compensation from our earnings which can vary based on share price, share price volatility and the expected life of the equity instruments we grant. In addition, this stock-based compensation expense does not result in cash payments by us. We remove the effect of asset impairments from Adjusted EBITDA for the same reason that we remove depreciation and amortization as it is part of the impact of our asset base. Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on our debts, our provisions for income taxes, the effect of our expenditures for capital assets and certain intangible assets, the effect of non-cash stock-based compensation expense and the effect of asset impairments.

Quiksilver, Inc. Reports First Quarter Fiscal 2012 Financial Results

March 8, 2012

SUPPLEMENTAL EXCHANGE RATE INFORMATION

(Unaudited)

In order to better understand growth rates in our foreign operating segments, we make reference to constant currency. Constant currency reporting improves visibility into actual growth rates as it adjusts for the effect of changing foreign currency exchange rates from period to period. Constant currency is calculated by taking the ending foreign currency exchange rate (for balance sheet items) or the average foreign currency exchange rate (for income statement items) used in translation for the current period and applying that same rate to the prior period. Our European segment is translated into constant currency using euros and our Asia/Pacific segment is translated into constant currency using Australian dollars as these are the primary functional currencies of each operating segment. As such, this methodology does not account for movements in individual currencies within a segment (for example, non-euro currencies within our European segment and Japanese yen within our Asia/Pacific segment). A constant currency translation methodology that accounts for movements in each individual currency could yield a different result compared to using only euros and Australian dollars. The following table presents revenues by segment in both historical currency and constant currency for the three months ended January 31, 2011 and 2012 (in thousands):

Historical currency (as reported)	Americas	Europe	Asia/Pacific	Corporate	Total
January 31, 2011	$193,790	$165,199	$67,001	$460	$426,450
January 31, 2012	205,408	168,874	74,593	746	449,621
Percentage increase	6%	2%	11%		5%

Constant currency (current year exchange rates)
January 31, 2011	193,790	162,689	68,889	460	425,828
January 31, 2012	205,408	168,874	74,593	746	449,621
Percentage increase	6%	4%	8%		6%